UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2004

PROVIDIAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

Reported and Managed Net Credit Loss and Delinquency Rates. Providian Financial Corporation’s reported and managed net credit loss rates for the month ended April 30, 2004 and its 30+ day reported and managed delinquency rates as of April 30, 2004 are presented in the following table.

	Reported	Managed
Net Credit Loss Rate (1)	9.12%	13.16%
30+ Day Delinquency Rate (2)	4.92%	6.89%

(1)   Represents the principal amounts of loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties.

(2)   Represents loans that are 30+ days past due as of the last day of the monthly period, divided by the total loans as of the last day of the monthly period.

Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations. Managed net credit loss and delinquency rates are derived by adjusting the reported financial information to add back securitized loan balances. A reconciliation of reported and managed net credit losses, 30+ day delinquencies and loans receivable for the month ended April 30, 2004 is provided in the following table.

(dollars in thousands)	Reported	Securitized (1)	Managed

Net Credit Losses	$47,840	$134,613	$182,453
Average Loans Receivable Balance	$6,296,196	$10,338,391	$16,634,587
Net Credit Loss Rate	9.12%	—	13.16%

30+ Day Delinquencies	$323,651	$833,557	$1,157,208
End of Month Loans Receivable Balance	$6,582,158	$10,204,188	$16,786,346
30+ Day Delinquency Rate	4.92%	—	6.89%

(1)   The securitized amounts provide a reconciliation between reported and managed financial disclosures in accordance with the Securities and Exchange Commission Regulation G. The securitized amounts are not the equivalent of loan balances transferred to our securitization trust because they exclude the senior seller’s interest in such loans. The senior seller’s interest, which is an undivided interest in the loans transferred to the securitization trust, is included in reported loans receivable. The securitized amounts include the seller’s interest subordinated component, which represents the Company’s retained interest in outstanding accrued interest and fees that are allocated to securityholders’ interests and is reported in due from securitizations on the Company’s balance sheet.

Providian Gateway Master Trust Net Credit Loss and Delinquency Rates. Providian Gateway Master Trust’s net credit loss rate for the month ended April 30, 2004 and its 30+ day delinquency rate as of April 30, 2004 are presented in the following table.

Trust Net Credit Loss Rate (1)	15.84%
Trust 30+ Day Delinquency Rate (2)	9.09%

(1)   Principal charge-offs for the monthly period for loans in the Trust less the total amount of recoveries on previously charged-off loans, divided by the principal receivables outstanding in the Trust as of the last day of the prior monthly period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. During a month in which an addition of accounts to the Trust takes place, the weighted average principal receivables outstanding in the Trust are used as the denominator (calculated based on the principal receivables outstanding in the Trust as of the last day of the prior monthly period and the principal receivables outstanding in the Trust immediately following such addition).

(2)   Total loans in the Trust that are 30+ days past due as of the last day of the monthly period, divided by the total loans in the Trust as of the last day of the monthly period.

Providian Gateway Master Trust Excess Spread. Series-specific three-month average excess spreads for the Providian Gateway Master Trust for the month ended April 30, 2004 are presented in the following table.

Excess Spread by Series (1)

	Three-Month Average Excess Spread	Principal Amount of Investor Securities (2)	Class A Expected Final Payment Date

Series 2000-A	6.02%	$749,990,000	April 15, 2005
Series 2000-B	6.42%	$625,000,000	September 15, 2005
Series 2001-B	6.45%	$850,000,000	April 17, 2006
Series 2001-C	7.05%	$550,000,000	May 17, 2004
Series 2001-D	6.33%	$650,000,000	May 15, 2008
Series 2001-E	6.39%	$650,000,000	June 15, 2006
Series 2001-F	6.53%	$350,000,000	July 15, 2004
Series 2001-G	6.40%	$400,000,000	July 15, 2008
Series 2001-H	6.28%	$375,000,000	September 15, 2006
Series 2002-A (4)	5.70%	$1,432,500,000	December 15, 2004 (3)
Series 2002-B	6.23%	$898,027,000	December 15, 2005
Series 2003-A	6.43%	$500,000,000	December 15, 2006
Series 2004-A (5)	N/A	$750,000,000	March 15, 2007

(1)   Excess spread for a series is based on the series’ portfolio yield (generally, finance charge, fee and interchange collections allocated to the series minus principal charge-offs, net of recoveries including proceeds from the sale of charged-off loans to third parties, allocated to the series) less the series’ base rate (generally, interest payable to series investors, servicing fees allocated to the series, and, for some series, certain fees payable to third-party credit enhancers), in each case measured as a percentage of the series’ invested amount. The excess spread is an annualized rate. A pay out event for a series will occur, and early amortization of the series will begin, if the three-month average excess spread for the series is less than 0%.

(2)   Principal amounts are as of April 30, 2004. These exclude the principal amounts of subordinated classes retained by Providian National Bank or held by its affiliates.

(3)   Series 2002-A does not have a Class A Expected Final Payment Date. This series has a scheduled amortization period for the payment of principal for which the initial payment date is listed in the table above. Commencement of the scheduled amortization period is subject to extension under certain circumstances.

(4)   For Series 2002-A, a pay out event will occur, and early amortization of the series will begin, if a pay out event with respect to any other series of the Providian Gateway Master Trust occurs.

(5)   Series 2004-A was issued on March 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION
(Registrant)

Date: May 17, 2004	By:	/s/ Anthony F. Vuoto
Anthony F. Vuoto
Vice Chairman and Chief Financial Officer